Mail Stop 4561

      July 7, 2005


      VIA USMAIL and FAX (218) 723-9779

Mr. David W. Montgomery
VP Finance & Chief Financial Officer
Advanstar, Inc.
131 W. 1st Street
Duluth, MN 55802-2065

      Re:	Advanstar, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/29/2005
      File No. 333-61386


Dear Mr. David W. Montgomery:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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